Exhibit (a)(10)

CITIGATE SARD VERBINNEN                              NEWS

                                  Contact: Anna Cordasco/Stephanie Pillersdorf
                                           Citigate Sard Verbinnen
                                           212/687-8080

FOR IMMEDIATE RELEASE

        TRACINDA CORPORATION AND KIRK KERKORIAN ANNOUNCE EXPIRATION
           AND PRELIMINARY RESULTS OF TENDER OFFER FOR SHARES OF
                          METRO-GOLDWYN-MAYER INC.


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LOS ANGELES, CA - OCTOBER 2, 2003 -- Kirk Kerkorian and his wholly owned
Tracinda Corporation announced today the expiration and preliminary results of their Offer to Purchase up to 15,000,000 shares of Metro-Goldwyn-Mayer Inc. common stock (NYSE: MGM) at a cash price of $16.00 per share.

Based on a preliminary count by Mellon Investor Services LLC, the depositary for the Offer, as of the expiration of the Offer at 5:00 p.m., New York City time, on October 2, 2003, approximately 65,443,897 shares of MGM common stock, including approximately 18,580,299 shares that were tendered through notice of guaranteed delivery, were tendered in the Offer and not withdrawn. Tracinda Corporation will purchase 5,000,000 shares and Mr. Kerkorian will purchase 10,000,000 shares, resulting in an increase in their beneficial ownership from approximately 67% to approximately 73% of MGM's outstanding common stock and an estimated proration factor of approximately 22.92% of the shares tendered. The number of shares tendered and not withdrawn and the proration factor are preliminary and are subject to verification by Mellon Investor Services LLC. The actual number of shares validly tendered and not withdrawn and the final proration factor will be announced promptly following completion of the verification process. Promptly after such announcement, the depositary will issue payment for the shares validly tendered and accepted under the Offer and will return all other shares tendered.

Any questions regarding the Offer should be directed to D.F. King & Co., Inc., the information agent for the Offer. Banks and brokers can call D.F. King & Co., Inc. collect at (212) 269-5550. All others can call toll free at (800) 714-3313.


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